Annie’s Reports First Quarter Fiscal 2013 Financial Results

Berkeley, California, July 24, 2012  -- Annie’s, Inc. (NYSE: BNNY), a leading natural and organic food company, today announced financial results for the first quarter of fiscal 2013 ended June 30, 2012.

First Quarter Highlights:

●	Achieves net sales increase of 20% to $34.3 million
●	Reports adjusted net income of $2.1 million, or $0.12 per adjusted diluted share

For the first quarter of fiscal 2013, Annie’s reported net sales of $34.3 million, an increase of 20% over the first quarter of fiscal 2012. Net income for the first quarter of fiscal 2013 was $2.1 million as compared to net income of $1.8 million reported in the first quarter of the prior year.

Adjusted net income1 for the first quarter of fiscal 2013 was $2.1 million, or $0.12 per adjusted diluted share, based on 17.6 million shares outstanding.  This compares to adjusted net income of $2.0 million, or $0.12 per adjusted diluted share, based on 16.5 million shares outstanding in the first quarter of fiscal 2012.  The year over year decline in adjusted net income was primarily related to increased SG&A costs. Annie’s completed its Initial Public Offering on April 2, 2012, increasing shares outstanding by 950,000 in the first quarter of fiscal 2013 as compared to the first quarter of the prior year. Adjusted net income excludes the impact of $13,000 and $518,000 non-cash charge related to the change in the fair value of the convertible preferred stock warrant liability in the first quarter of fiscal 2013 and 2012, respectively and benefit of $332,000 related to an increase in the tax rate applied for deferred tax assets due to an increase in the federal and state tax rates in the first quarter of fiscal 2012.

“We are pleased with our strong growth and overall financial performance in our business.  Consumption trends remain strong as more consumers seek healthy food options for their families,” commented John Foraker, CEO of Annie’s.  “We are encouraged by the progress of our mainline initiative in grocery channels, as well as consumer reception to our new products. We are successfully executing our near-term plan, and remain confident in our long-term growth opportunities. ”

Conference Call Information for Today, July 24, 2012

Annie’s will host a conference call and live webcast today, July 24, 2012 at 2:00 p.m. PT (5:00 p.m. ET).  The conference call can be accessed by dialing 1-877-941-1427, or 1-480-629-9664 (outside the U.S. and Canada). A live webcast will be available on the Investor Relations page of Annie’s corporate website at www.annies.com and via replay beginning approximately two hours after the completion of the call for 90 days. An audio replay of the call will also be available to all interested parties beginning at approximately 5:00 p.m. PT today, July 24, 2012 until 11:59 p.m. PT on Friday, August 3, 2012, by dialing 1-800-406-7325, or 1-303-590-3030 (outside the U.S. and Canada) and entering pass code 4552872#.

________________________

1	Adjusted net income and adjusted diluted shares are non-GAAP financial measures in this press release and must be read in context with the disclosure and reconciling tables set forth below. See “Non-GAAP Financial Measures.”

About Annie’s

Annie’s (NYSE: BNNY) is a natural and organic food company that offers great-tasting products in large packaged food categories. Annie’s products are made without artificial flavors and synthetic colors and preservatives regularly used in many conventional packaged foods. Today, Annie’s offers over 125 products which are present in over 25,000 retail locations in the United States and Canada. Founded in 1989, Annie’s is committed to operating in a socially responsible and environmentally sustainable manner. For more information, visit www.annies.com.

Forward-looking Statements

Certain statements in this press release, including Annie’s statements regarding consumption trends remain strong as more consumers seek healthy food options for their families and confidence in our long-term growth opportunities are “forward-looking statements.” Further, statements in this press release that are not historical facts, including, without limitation, statements that relate to Annie’s industry, business, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, growth and other financial and operating information, are forward-looking statementswithin the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words like “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek” and similar terms or phrases. The forward-looking statements contained in this press release are based on management’s current expectations and are subject to uncertainty and changes in circumstances and are subject to significant risks. We cannot assure you that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to changes in global, regional or local economic, business, competitive, market, regulatory and other factors, many of which are beyond our control. We believe that these factors include those disclosed in “Risk Factors” in our Form 10-K for fiscal 2012 filed with the U.S. Securities and Exchange Commission on June 8, 2012.  Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by us in this press release speaks only as of the date hereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Non-GAAP Financial Measures

Adjusted net income, EBITDA, adjusted EBITDA and adjusted diluted shares are not financial measures prepared in accordance with U.S. generally accepted accounting principles, or GAAP. As used in this press release: adjusted net income represents net income plus certain non-recurring charge (benefit) as set forth above; EBITDA represents net income plus interest expense, provision for income taxes, and depreciation and amortization; adjusted EBITDA represents EBITDA plus management fees, stock-based compensation and change in fair value of convertible preferred stock warrant liability; and adjusted diluted shares represent weighted average shares of common stock outstanding used in computing diluted earnings per share plus conversion of weighted average convertible preferred stock on an “as-if” converted basis.

We present adjusted net income, EBITDA, adjusted EBITDA and adjusted diluted shares because we believe these measures provide additional metrics to evaluate our operations and, when considered with both our GAAP results and the reconciliation to net income, provide a more complete understanding of our business than could be obtained absent this disclosure. We use adjusted net income, EBITDA and adjusted EBITDA, together with financial measures prepared in accordance with GAAP to assess our operating performance, to provide meaningful comparisons of operating performance across periods, to enhance our understanding of our core operating performance and to compare our performance to that of our peers and competitors. We also believe that these non-GAAP financial measures are useful to investors in assessing the operating performance of our business without the effect of the non-cash and non-recurring items described above. In addition, we use adjusted diluted shares because immediately prior to the closing of the Company’s IPO, all of the shares of convertible preferred stock automatically converted into shares of common stock. Adjusted net income, EBITDA, adjusted EBITDA and adjusted diluted shares should not be considered in isolation or as alternatives to GAAP measures and do not purport to be alternatives to either net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity.

The following tables provide a reconciliation of adjusted net income, EBITDA and adjusted EBITDA to net income, which is the most directly comparable GAAP financial measure.

Annie's, Inc.
Reconciliation of Net Income to Adjusted Net Income
(unaudited)
(in thousands)

Three Months Ended June 30,
2012	2011

Net Income	$2,131	$1,812
Change in fair value of convertible preferred stock warrant liability	13	518
Revaluation of deferred tax assets	-	$(332)

Adjusted Net Income	$2,144	$1,998

Annie's, Inc.
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(unaudited)
(in thousands)

	Three Months Ended June 30,
	2012	2011

Net Income	$2,131	$1,812
Interest expense	40	18
Provision for income taxes	1,474	971
Depreciation and amortization	200	152

EBITDA	3,845	2,953
Management fees	-	150
Stock-based compensation	216	106
Change in fair value of convertible preferred stock warrant liability	13	518

Adjusted EBITDA	$4,074	$3,727

The following table reconciles the number of adjusted diluted shares outstanding to diluted shares outstanding.

Annie's, Inc.
Reconciliation of Weighted Average Shares of Common Stock Outstanding Used in Computing Diluted Net
Income Per Share Attributable to Common Stockholders to Weighted Average Shares of Common Stock
Used in Computing Adjusted Diluted Net Income Per Share Attributable to Common Stockholders
(unaudited)

	Three Months Ended June 30,
	2012	2011

Weighted average shares of common stock outstanding used in computing diluted net income per share attributable to common stockholders	17,600,908	1,236,410
Weighted average convertible preferred shares outstanding on an if converted basis	-	15,221,571

Weighted average shares of common stock outstanding used in computing adjusted diluted net income per share attributable to common stockholders	17,600,908	16,457,981

Annie's, Inc.
Consolidated Statements of Operations
(unaudited)
(in thousands, except share and per share amounts)

Three Months Ended June 30,
2012	2011

Net sales	$34,293	$28,610
Cost of sales	20,486	17,022

Gross profit	13,807	11,588

Operating expenses:
Selling, general and administrative	10,211	8,303

Income from operations	3,596	3,285
Interest expense	(40)	(18)
Other income (expense), net	49	(484)

Income before provision for income taxes	3,605	2,783
Provision for income taxes	1,474	971

Net income	$2,131	$1,812

Net income attributable to common stockholders	$2,131	$54

Net income per share attributable to common stockholders
—Basic	$0.13	$0.12
—Diluted	$0.12	$0.04

Weighted average shares of common stock outstanding used in computing net income per share attributable to common stockholders
—Basic	16,936,007	464,994
—Diluted	17,600,908	1,236,410

Adjusted Net Income
Net Income	$2,131	$1,812
Change in fair value of convertible preferred stock warrant liability	13	518
Revaluation of deferred tax assets	-	(332)

Adjusted Net Income	$2,144	$1,998

Adjusted diluted net income per share	$0.12	$0.12

Weighted average shares of common stock outstanding used in computing diluted net income per share attributable to common stockholders	17,600,908	1,236,410
Weighted average convertible preferred shares outstanding on an if converted basis	-	15,221,571

Weighted average used in computing adjusted diluted net income per share	17,600,908	16,457,981

Net income	$2,131	$1,812
Less:
Undistributed income attributable to convertible preferred stockholders	-	1,758

Net income attributable to common stockholders	$2,131	$54

Annie's, Inc.
Condensed Consolidated Balance Sheets
(unaudited)
(in thousands)

	June 30, 2012	March 31, 2012
ASSETS
CURRENT ASSETS:
Cash	$5,102	$562
Accounts receivable, net	7,388	11,870
Inventory	14,596	10,202
Deferred tax assets	1,995	1,995
Income tax receivable	2,870	164
Prepaid expenses and other current assets	1,604	1,252

Total current assets	33,555	26,045
Property and equipment, net	4,888	4,298
Goodwill	30,809	30,809
Intangible assets, net	1,161	1,176
Deferred tax assets, long-term	4,504	4,650
Deferred initial public offering costs	-	5,343
Other non-current assets	103	108

Total assets	$75,020	$72,429

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$1,185	$861
Related-party payable	-	1,305
Accrued liabilities	4,304	7,452

Total current liabilities	5,489	9,618
Credit facility	-	12,796
Convertible preferred stock warrant liability	-	2,157
Other non-current liabilities	956	921

Total liabilities	6,445	25,492

Convertible preferred stock	-	81,373

STOCKHOLDERS’ EQUITY (DEFICIT):
Preferred stock	-	-
Common stock	17	1
Additional paid-in capital	105,256	4,392
Accumulated deficit	(36,698)	(38,829)

Total stockholders’ equity (deficit)	68,575	(34,436)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$75,020	$72,429

Annie's, Inc.
Consolidated Statements of Cash Flows
(unaudited)
(in thousands)

	Three Months Ended June 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$2,131	$1,812
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	200	152
Stock-based compensation	216	106
Allowances for trade discounts and other	-	(670)
Inventory reserves	(112)	-
Excess tax benefit from stock-based compensation	(4,201)	-
Accretion of imputed interest on purchase of intangible asset	35	-
Change in fair value of convertible preferred stock warrant liability	13	518
Amortization of deferred financing costs	5	8
Deferred taxes	146	(332)
Changes in operating assets and liabilities:
Accounts receivable, net	4,482	5,017
Inventory	(4,282)	(7,146)
Income tax receivable	164	-
Prepaid expenses, other current and non-current assets	(352)	(61)
Accounts payable	284	(5,611)
Related-party payable	(1,305)	47
Accrued expenses and other non-current liabilities	3,526	(515)

Net cash provided by (used in) operating activities	950	(6,675)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(735)	(380)

Net cash used in investing activities	(735)	(380)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from credit facility	735	20,198
Payments to credit facility	(13,531)	(16,774)
Proceeds from common shares issued in initial public offering, net of issuance costs	11,146	-
Net repurchase of stock options	-	(602)
Excess tax benefit from stock-based compensation	4,201	-
Proceeds from exercises of stock options	1,774	-

Net cash provided by financing activities	4,325	2,822

NET INCREASE (DECREASE) IN CASH	4,540	(4,233)

CASH—Beginning of period	562	7,333

CASH—End of period	$5,102	$3,100

NONCASH INVESTING AND FINANCING ACTIVITIES:
Purchase of property and equipment funded through accounts payable	$40	$-
Conversion of convertible preferred stock into common stock	$81,373	$-

CONTACT:

Erica Abrams
510-558-7595
415-217-5864
ir@annies.com

##